As filed with the Securities and Exchange Commission on December 6, 2007
Registration No. 333-145672
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
To
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FX Real Estate and Entertainment Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7990	36-4612924
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

650 Madison Avenue
New York, New York 10022
(212) 838-3100
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Robert F.X. Sillerman
650 Madison Avenue
New York, New York 10022
(212) 838-3100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Alan I. Annex, Esq. Andrew E. Balog, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 (212) 801-9200 (telephone)	Mitchell J. Nelson, Esq. FX Real Estate and Entertainment Inc. 650 Madison Avenue New York, New York 10022 (212) 838-3100 (telephone) (212) 980-4455 (facsimile)
(212) 801-6400 (facsimile)

Approximate date of commencement of proposed sale to the public:  20 days after this registration statement becomes effective or as soon as practicable thereafter.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Set forth below is an estimate (other than the Securities and Exchange Commission registration fee) of the fees and expenses to be incurred in connection with the issuance and distribution of the shares covered by this registration statement.

Amount

Securities and Exchange Commission registration fee	$2,385
Printing and engraving expenses	500,000
Legal fees and expenses	700,000
Accounting fees and expenses	250,000
Distribution and transfer agent fees and expenses	20,000
Miscellaneous	100,000

Total	1,572,385

Item 14.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate and the certificate of incorporation of the registrant includes a provision that eliminates the personal liability of the registrant’s directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The registrant’s certificate of incorporation provides that:

•	the registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law; and

•	the registrant may indemnify its other employees and agents to the same extent that we indemnified our directors and officers, unless otherwise determined by our board of directors from and against all expenses, liabilities or other matters referred to or covered by Section 145 of the Delaware General Corporation Law.

The by-laws of the registrant provide for similar indemnification of the registrant’s directors, officers, employees or agents and further provide that the registrant may advance expenses, as incurred, to its directors, executive officers, employees and agents in connection with a legal proceeding if the director, officer, employee or agent undertakes to repay the advanced amount if it shall be determined that such person is not entitled to indemnification by the registrant.

The indemnification provisions contained in the registrant’s certificate of incorporation and by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, the registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15.	Recent Sales of Unregistered Securities

The only securities sold by the registrant to date have been in connection with the reorganization of the equity ownership of FX Luxury Realty. On June 18, 2007, FX Real Estate and Entertainment issued 194,506 shares of its common stock to CKX. CKX then transferred and assigned to Distribution Trust II all such shares of common stock to hold on behalf of CKX’s stockholders until the completion of the distribution. On September 26, 2007, CKX, Distribution I and Flag Luxury Properties exchanged all of their common membership interests in FX Luxury Realty for 38,756,728 shares of the registrant’s common stock in connection with completing the reorganization.

On September 26, 2007, the registrant sold 291,760 shares of common stock to CKX for $1.5 million and 47,253 shares of common stock to Flag Luxury Properties for $0.50 million.

No underwriters were used in the foregoing transaction. The sales were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number		Description

3	.1†	Amended and Restated Certificate of Incorporation.
3	.2†	Form of Amended and Restated By-Laws.
4	.1†	Specimen Common Stock Certificate.
5	.1**	Opinion of Greenberg Traurig, LLP.
10	.1**	Membership Interest Purchase Agreement, dated as of June 1, 2007, by and among FX Luxury Realty, LLC, CKX, Inc. and Flag Luxury Properties, LLC.
10	.2**	Amendment No. 1 to Membership Interest Purchase Agreement, dated as of June 18, 2007, by and among FX Luxury Realty, LLC, CKX, Inc. and Flag Luxury Properties, LLC.
10	.3**	Repurchase Agreement, dated as of June 1, 2007, by and among FX Luxury Realty, LLC, CKX, Inc., Flag Luxury Properties, LLC, Robert F.X. Sillerman, Brett Torino and Paul C. Kanavos.
10	.4**	Amendment to Repurchase Agreement, dated as of June 18, 2007, by and among FX Luxury Realty, LLC, CKX, Inc., Flag Luxury Properties, LLC, Robert F.X. Sillerman, Brett Torino and Paul C. Kanavos.
10	.5**	Third Amended and Restated Limited Liability Company Operating Agreement of FX Luxury Realty, LLC, dated as of September 26, 2007.
10	.6**	Amended and Restated Credit Agreement, Senior Secured Term Loan Facility (First Lien), dated as of July 6, 2007, among BP Parent, LLC, Metroflag BP, LLC, Metroflag Cable, LLC, Credit Suisse, Cayman Islands Branch and Credit Suisse Securities (USA) LLC.
10	.7**	Amended and Restated Credit Agreement, Senior Secured Term Loan Facility (Second Lien), dated as of July 6, 2007, among BP Parent, LLC, Metroflag BP, LLC, Metroflag Cable, LLC, Credit Suisse, Cayman Islands Branch and Credit Suisse Securities (USA) LLC.
10	.8**	License Agreement, dated as of June 1, 2007, between Elvis Presley Enterprises, Inc. and FX Luxury Realty, LLC.
10	.9**	License Agreement, dated as of June 1, 2007, between Muhammad Ali Enterprises LLC and FX Luxury Realty, LLC.

Exhibit
Number		Description

10	.10**	Promissory Note, dated June 1, 2007, between FX Luxury Realty, LLC, as Payor, and Column Financial, Inc., as Payee.
10	.11**	Guaranty, dated as of June 1, 2007, by Robert F.X. Sillerman for the benefit of Column Financial, Inc.
10	.12†	Form of Employment Agreement between the registrant and Mitchell J. Nelson.
10	.13†	Form of Employment Agreement between the registrant and Paul C. Kanavos.
10	.14†	Form of Employment Agreement between the registrant and Thomas P. Benson.
10	.15†	Form of Employment Agreement between the registrant and Brett Torino.
10	.16**	Form of Waiver of Rights, dated June 1, 2007.
10	.17**	Form of Lock-Up Agreement, dated June 1, 2007.
10	.18**	Promissory Note, dated June 1, 2007, between FX Luxury Realty, as Payor, and Flag Luxury Properties, as Payee.
10	.19**	Contribution and Exchange Agreement, dated as of September 26, 2007, between FX Real Estate and Entertainment Inc., CKX, Inc., Flag Luxury Properties, LLC, Richard G. Cushing, as Trustee of CKX FXLR Stockholder Distribution Trust I and CKX FXLR Stockholder Distribution Trust II, and FX Luxury Realty, LLC.
10	.20**	Stock Purchase Agreement, dated as of September 26, 2007, by and among FX Real Estate and Entertainment Inc., CKX, Inc. and Flag Luxury Properties, LLC.
10	.21**	Amendment No. 2 to Membership Interest Purchase Agreement, dated as of September 27, 2007, by and among FX Luxury, LLC, CKX, Inc., Flag Luxury Properties, LLC and FX Real Estate and Entertainment Inc.
10	.22**	Amendment No. 2 to Repurchase Agreement, dated as of September 27, 2007, by and among FX Luxury, LLC, CKX, Inc., Flag Luxury Properties, LLC and FX Real Estate and Entertainment Inc.
10	.23**	Line of Credit Agreement, dated as of September 26, 2007, between CKX, Inc. and FX Real Estate and Entertainment Inc.
10	.24**	Pledge Agreement, dated as of September 26, 2007, by and among CKX, Inc., Flag Luxury Properties, LLC and FX Real Estate and Entertainment Inc.
10	.25**	Promissory Note, dated September 26, 2007, between CKX, Inc. and FX Real Estate and Entertainment Inc.
10	.26**	CKX FXLR Stockholder Distribution Trust I Agreement, by and between CKX, Inc. and Richard G. Cushing, as Trustee acting on behalf and for the benefit of certain future CKX Beneficiaries, dated as of June 18, 2007.
10	.27**	CKX FXLR Stockholder Distribution Trust II Agreement, by and between CKX, Inc. and Richard G. Cushing, as Trustee acting on behalf and for the benefit of certain future CKX Stockholders, dated as of June 18, 2007.
10	.28**	CKX FXLR Stockholder Distribution Trust III Agreement, by and between CKX, Inc. and Richard G. Cushing, as Trustee acting on behalf and for the benefit of certain future CKX Stockholders, dated as of September 27, 2007.
10	.29**	Promissory Note, dated June 1, 2007, between FX Luxury Realty, as Payor, and Flag Luxury Properties, as Payee.
10	.30†	Form of Employment Agreement between the registrant and Barry Shier.
10	.31†	Form of Shared Services Agreement by and between CKX, Inc. and the registrant.
21	.1**	List of Subsidiaries.
23	.1**	Consent of Ernst & Young LLP.
23	.2**	Consent of Ernst & Young LLP.
23	.3**	Form of Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).
99	.1**	Consent of Robert F.X. Sillerman.

Exhibit
Number		Description

99	.2**	Consent of Thomas P. Benson.
99	.3**	Consent of Brett Torino.
99	.4**	Consent of David Ledy.
99	.5**	Consent of Harvey Silverman.
99	.6**	Consent of Carl D. Harnick.
99	.7**	Consent of Paul C. Kanavos.

†	Filed herewith

*	To be filed by amendment.
**	Previously filed.

(b) Financial Statement Schedules:

The schedules are omitted because they are not applicable for FX Luxury Realty as of and for the period ended June 30, 2007.

Item 17.  Undertakings

Insofar as indemnification by the registrant for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on December 6, 2007.

FX REAL ESTATE AND ENTERTAINMENT INC.

By:	/s/ Paul C. Kanavos
     Paul C. Kanavos
     President and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the registration statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Paul C. Kanavos Paul C. Kanavos		President and Director (Principal Executive Office and Principal Financial and Accounting Officer)	December 6, 2007

/s/ Mitchell J. Nelson Mitchell J. Nelson		Vice President, Secretary and Director	December 6, 2007

* David M. Ledy		Director	December 6, 2007

* Harvey Silverman		Director	December 6, 2007

By:	/s/ Mitchell J. Nelson Mitchell J. Nelson as Attorney-in-fact